EXHIBIT 99.1

Star Gas Partners, L.P. Reports Fiscal 2013 Third Quarter Results

STAMFORD, Conn., Aug. 7, 2013 (GLOBE NEWSWIRE) -- Star Gas Partners, L.P. (the "Partnership" or "Star") (NYSE:SGU), a home energy distributor and services provider specializing in heating oil, today announced financial results for its fiscal 2013 third quarter and the nine-month period ended June 30, 2013.

Three Months Ended June 30, 2013 Compared to Three Months Ended June 30, 2012

For the fiscal 2013 third quarter Star reported a 12.9 percent increase in total revenue to $262.5 million, compared with $232.5 million in the prior-year period. The higher revenue was primarily due to an increase in home heating oil and propane volume, which rose by 7.6 million gallons, or 21.7 percent, to 42.7 million gallons, as the impact of colder temperatures and the additional volume provided by acquisitions more than offset the impact of net customer attrition, conservation and other factors. Temperatures in Star's geographic areas of operation for the fiscal 2013 third quarter were 27.4 percent colder than the fiscal 2012 third quarter and 4.1 percent warmer than normal, as reported by the National Oceanic and Atmospheric Administration.

During the fiscal 2013 third quarter, Star's net loss decreased by $4.2 million to $7.6 million largely due to the impact of a favorable change in the fair value of derivative instruments.

The Adjusted EBITDA loss decreased by $0.8 million to $3.4 million during the fiscal 2013 third quarter as the impact of colder temperatures and higher heating oil and propane per-gallon margins more than offset the impact of net customer attrition, conservation and other factors.

"We were pleased with the favorable results this quarter, reflecting both colder weather as well as our ongoing expansion initiatives," said Dan Donovan, Star Gas Partners' Chief Executive Officer. "While volume climbed 21.7 percent due to cooler temperatures, our installation and service revenue rose nearly six percent as we continued to focus on broadening our offerings. We also remained focused on organic growth within our propane operations.

"As previously noted, we recently closed on two acquisitions in the New York area and are now in active discussions with a number of other potential opportunities. We also acquired 1.7 million common units this quarter as part of our ongoing unit repurchase program. In addition, following the end of the quarter, Star's Board of Directors authorized the repurchase of an additional 1.9 million units under our current repurchase plan, restoring the balance available for purchase to 3.0 million units. Since starting our unit repurchase initiative several years ago, we have acquired a total of 17.8 million units – testimony to our strong belief in Star's future and the importance of enhancing unitholder value."

Nine Months Ended June 30, 2013 Compared to Nine Months Ended June 30, 2012

For the nine months ended June 30, 2013 Star reported an 18.2 percent increase in total revenue to $1.6 billion, versus $1.3 billion in the prior-year period. The higher revenue was primarily due to an increase in home heating oil and propane volume, which rose by 47.5 million gallons, or 18.5 percent, to 304.2 million gallons, as the impact of colder temperatures and the additional volume provided by acquisitions more than offset the impact of net customer attrition, conservation and other factors. Temperatures in Star's geographic areas of operation for the first nine months of fiscal 2013 were 22.3 percent colder than the prior-year's comparable period and 4.1 percent warmer than normal, as reported by the National Oceanic and Atmospheric Administration.

Net income increased by $12.2 million to $43.8 million as the impact of colder weather on operating results was partially offset by the impact of an unfavorable non-cash change in the fair value of derivative instruments of $5.1 million. In addition, net income for the nine months ended June 30, 2012 was positively impacted by a $12.5 million benefit recorded under Star's weather hedge contract.

Adjusted EBITDA increased by $25.5 million, or 34.0 percent, to $100.3 million as the impact of 22.3 percent colder temperatures, acquisitions, and the favorable impact of the storm "Sandy" on motor fuel sales and service and installation revenue more than offset the volume decline in the base business attributable to net customer attrition, conservation and other factors such as the impact of Sandy on home heating oil and propane volume. Deliveries of home heating oil and propane were less than expected for certain customers who were without power for several weeks subsequent to Sandy, and Star's operating costs also increased due to this storm. In addition, during the nine months ended June 30, 2012 the Partnership recorded a $12.5 million benefit under its weather hedge contract due to the abnormally warm weather in fiscal 2012. During the nine months ended June 30, 2013 the Partnership did not record a similar benefit under its weather hedge contract.

EBITDA and Adjusted EBITDA (Non-GAAP Financial Measures)

EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization) and Adjusted EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization, (increase) decrease in the fair value of derivatives, gain or loss on debt redemption, goodwill impairment, and other non-cash and non-operating charges) are non-GAAP financial measures that are used as supplemental financial measures by management and external users of our financial statements, such as investors, commercial banks and research analysts, to assess:

  our compliance with certain financial covenants included in our debt agreements;

  our financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;

  our ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners;

  our operating performance and return on invested capital as compared to those of other companies in the retail distribution of refined petroleum products, without regard to financing methods and capital structure; and

  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

The method of calculating Adjusted EBITDA may not be consistent with that of other companies and each of EBITDA and Adjusted EBITDA has its limitations as an analytical tool, should not be considered in isolation and should be viewed in conjunction with measurements that are computed in accordance with GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are:

  EBITDA and Adjusted EBITDA do not reflect our cash used for capital expenditures;

  Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;

  EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital requirements;

  EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on our indebtedness; and

  EBITDA and Adjusted EBITDA do not reflect the cash required to pay taxes.

REMINDER: Star Gas management will host a conference call and webcast tomorrow, August 8, 2013, at 11:00 a.m. Eastern Time. The conference call dial-in number is 888-335-0893 or 970-315-0470 (for international callers). A webcast is also available at www.star-gas.com/events.cfm and www.vcall.com.

About Star Gas Partners, L.P.

Star Gas Partners, L.P. is the nation's largest retail distributor of home heating oil, based upon sales volume, operating throughout the Northeast and Mid-Atlantic. Additional information is available by obtaining the Partnership's SEC filings at www.sec.gov and by visiting Star's website at www.star-gas.com, where unit holders may request a hard copy of Star's complete audited financial statements free of charge.

Forward-Looking Information

This news release includes "forward-looking statements" which represent the Partnership's expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance; the price and supply of the products we sell; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to make strategic acquisitions; the impact of litigation; our ability to contract for our current and future supply needs; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of future governmental regulations, including environmental, health and safety regulations; the ability to attract and retain employees; customer creditworthiness; counterparty creditworthiness; marketing plans; general economic conditions and new technology. All statements other than statements of historical facts included in this news release are forward-looking statements. Without limiting the foregoing, the words "believe," "anticipate," "plan," "expect," "seek," "estimate" and similar expressions are intended to identify forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct and actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to, those set forth under the heading "Risk Factors" and "Business Strategy" in our Annual Report on Form 10-K (the "Form 10-K") for the fiscal year ended September 30, 2012 and under the heading "Risk Factors" in our Quarterly Report on Form 10-Q (the "Form 10-Q") for the fiscal Quarter ended June 30, 2013. Important factors that could cause actual results to differ materially from the Partnership's expectations ("Cautionary Statements") are disclosed in this news release and in the Form 10-Q and Form 10-K. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
(in thousands)	2013	2012
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$ 44,382	$ 108,091
Receivables, net of allowance of $11,225 and $6,886, respectively	152,558	88,267
Inventories	49,084	47,465
Fair asset value of derivative instruments	--	5,004
Current deferred tax assets, net	18,425	25,844
Prepaid expenses and other current assets	22,545	26,848
Total current assets	286,994	301,519

Property and equipment, net	49,673	52,608
Goodwill	201,119	201,103
Intangibles, net	68,464	74,712
Deferred charges and other assets, net	7,883	9,405
Total assets	$ 614,133	$ 639,347

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
Accounts payable	$ 15,122	$ 22,583
Fair liability value of derivative instruments	4,081	453
Accrued expenses and other current liabilities	98,544	78,518
Unearned service contract revenue	41,436	40,799
Customer credit balances	33,335	85,976
Total current liabilities	192,518	228,329

Long-term debt	124,434	124,357
Long-term deferred tax liabilities, net	6,120	8,436
Other long-term liabilities	14,293	18,080

Partners' capital
Common unitholders	302,208	286,819
General partner	151	97
Accumulated other comprehensive loss, net of taxes	(25,591)	(26,771)
Total partners' capital	276,768	260,145
Total liabilities and partners' capital	$ 614,133	$ 639,347

(tables follow)

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Nine Months Ended June 30,
(in thousands, except per unit data - unaudited)	2013	2012	2013	2012

Sales:
Product	$ 208,862	$ 181,751	$ 1,396,281	$ 1,172,628
Installations and service	53,662	50,725	167,907	150,914
Total sales	262,524	232,476	1,564,188	1,323,542
Cost and expenses:
Cost of product	163,515	146,034	1,091,918	921,931
Cost of installations and service	44,102	39,892	152,661	136,617
(Increase) decrease in the fair value of derivative instruments	1,910	11,225	6,428	1,362
Delivery and branch expenses	53,798	46,760	205,507	176,230
Depreciation and amortization expenses	4,328	4,608	13,007	12,066
General and administrative expenses	4,557	4,008	13,809	13,927
Operating income (loss)	(9,686)	(20,051)	80,858	61,409
Interest expense	(3,547)	(3,435)	(10,998)	(10,716)
Interest income	1,696	1,538	4,978	3,474
Amortization of debt issuance costs	(415)	(486)	(1,325)	(1,145)
Income (loss) before income taxes	(11,952)	(22,434)	73,513	53,022
Income tax expense (benefit)	(4,364)	(10,645)	29,670	21,398
Net income (loss)	$ (7,588)	$ (11,789)	$ 43,843	$ 31,624
General Partner's interest in net income (loss)	(41)	(62)	237	166
Limited Partners' interest in net income (loss)	$ (7,547)	$ (11,727)	$ 43,606	$ 31,458

Per unit data (Basic and Diluted):
Net income (loss) available to limited partners	$ (0.13)	$ (0.19)	$ 0.73	$ 0.51
Dilutive impact of theoretical distribution of earnings under FASB ASC 260-10-45-60	--	--	0.10	0.05
Limited Partner's interest in net income (loss) under FASB ASC 260-10-45-60	$ (0.13)	$ (0.19)	$ 0.63	$ 0.46

Weighted average number of Limited Partner units outstanding (Basic and Diluted)	59,370	61,024	59,918	62,236

SUPPLEMENTAL INFORMATION

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

	Three Months Ended June 30,
(in thousands)	2013	2012

Net loss	$ (7,588)	$ (11,789)
Plus:
Income tax benefit	(4,364)	(10,645)
Amortization of debt issuance cost	415	486
Interest expense, net	1,851	1,897
Depreciation and amortization	4,328	4,608
EBITDA	(5,358)	(15,443)

(Increase) / decrease in the fair value of derivative instruments	1,910	11,225
Adjusted EBITDA	(3,448)	(4,218)

Add / (subtract)
Income tax expense	4,364	10,645
Interest expense, net	(1,851)	(1,897)
Provision for losses on accounts receivable	1,611	615
Decrease in accounts receivables	136,636	89,323
(Increase) decrease in inventories	(7,334)	8,952
Increase in customer credit balances	9,670	20,605
Change in deferred taxes	(4,359)	(9,273)
Decrease in weather hedge contract receivable	--	12,500
Change in other operating assets and liabilities	(25,550)	(10,393)
Net cash provided by operating activities	$ 109,739	$ 116,859

Net cash used in investing activities	$ (1,551)	$ (12,971)

Net cash used in financing activities	$ (74,374)	$ (37,709)

Home heating oil and propane gallons sold	42,700	35,100

SUPPLEMENTAL INFORMATION

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

	Nine Months Ended June 30,
(in thousands)	2013	2012

Net income	$ 43,843	$ 31,624
Plus:
Income tax expense	29,670	21,398
Amortization of debt issuance cost	1,325	1,145
Interest expense, net	6,020	7,242
Depreciation and amortization	13,007	12,066
EBITDA	93,865	73,475

(Increase) / decrease in the fair value of derivative instruments	6,428	1,362
Adjusted EBITDA	100,293	74,837

Add / (subtract)
Income tax expense	(29,670)	(21,398)
Interest expense, net	(6,020)	(7,242)
Provision for losses on accounts receivable	7,814	6,864
Increase in accounts receivables	(71,929)	(21,831)
(Increase) decrease in inventories	(1,585)	45,067
Decrease in customer credit balances	(52,719)	(15,697)
Change in deferred taxes	4,292	13,657
Change in other operating assets and liabilities	17,894	6,842
Net cash provided by (used in) operating activities	$ (31,630)	$ 81,099

Net cash used in investing activities	$ (3,644)	$ (41,515)

Net cash used in financing activities	$ (28,435)	$ (35,141)

Home heating oil and propane gallons sold	304,200	256,700
CONTACT: Star Gas Partners
         Investor Relations
         203/328-7310

         Chris Witty
         Darrow Associates
         646/438-9385 or
         cwitty@darrowir.com